Exhibit 10.2

SPECIAL ADVISOR AGREEMENT

THIS SPECIAL ADVISOR AGREEMENT (this “Agreement”) is effective as of January 19, 2023 (the “Effective Date”), by and between RumbleOn, Inc. (the “Company”) and Narinder Sahai (“Special Advisor”).

RECITALS

The Company desires to engage Special Advisor, and Special Advisor desires to be so engaged by the Company, to perform certain independent contractor services, subject to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the parties agree as follows:

1.	Services. The Company hereby engages Special Advisor, and Special Advisor hereby agrees to serve, as an independent contractor, and not as an employee, to provide advisory services as are reasonably requested by the Chairman and Chief Executive Officer of the Company, from time to time (the “Services”), including providing financing and treasury advice to facilitate an effective and efficient transition of the Chief Financial Officer position, and Special Advisor hereby accepts such engagement. Special Advisor shall perform the Services to the best of his abilities in a diligent, trustworthy, business-like manner. In connection with the Services, Special Advisor shall provide a sub-certification to the Company’s Chief Executive Officer and Chief Financial Officer before the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”).

2.	Fee. The Company shall pay to Special Advisor a fee in the amount of $5,000 weekly during the Term (as defined below) (any such fees, “Services Fees”), which shall be paid on or about the last day of each week during the Term; provided, that the Service Fees shall be prorated for any partial weeks based on the number of days lapsed.

3.	Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue for 90 days, and may be extended from time to time, unless earlier terminated by the Company (the “Term”).

4.	Independent Contractor Status; Authority. Special Advisor and the Company agree that this Agreement does not create an employee/employer relationship. It is expressly acknowledged that the intention of both Special Advisor and the Company is that Special Advisor will serve as an independent contractor, and not as an employee of the Company or any of their affiliates, for any and all purposes.

5.	Miscellaneous. This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the parties hereto. The validity, interpretation, performance, and enforcement will be governed by the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Special Advisor and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Texas, Dallas County over any suit, action or proceeding, whether at law or in equity, arising out of or relating to or concerning this Agreement. This Agreement may be executed in separate counterparts and may be executed by facsimile or PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Special Advisor has signed this Agreement, as of the date first above written.

COMPANY:

By:	/s/ Marshall Chesrown
Marshall Chesrown
Chairman and Chief Executive Officer

ADVISOR:

/s/ Narinder Sahai
Narinder Sahai